Exhibit 99.1

NEWS RELEASE

April 22, 2010

NCR announces first-quarter results

•	Q1 2010 operational results above expectations; improved backlog driven by 18% increase in orders versus the prior year period

•	Company announces plan to address pension funding status; rebalancing portfolio to fixed income to substantially reduce risk and volatility

•	NCR reaffirms full year 2010 revenue and non-GAAP guidance

DULUTH, Georgia – NCR Corporation (NYSE: NCR) reported financial results today for the three months ended March 31, 2010. Reported revenue of $1.03 billion increased 2 percent from the first quarter of 2009 and included approximately 5 percentage points of benefit from foreign currency translation.

NCR reported a first-quarter net loss attributable to NCR of $19 million, or $0.12 per diluted share, compared to a net loss attributable to NCR of $15 million, or $0.09 per diluted share, in the first quarter of 2009. Net loss attributable to NCR in the first quarter of 2010 included $56 million of pension expense ($40 million or $0.25 per diluted share, after-tax) and $5 million ($3 million or $0.02 per diluted share, after-tax) of incremental costs related to the relocation of the Company’s global headquarters. Net loss attributable to NCR for the first quarter of 2009 included $38 million of pension expense ($25 million or $0.15 per diluted share, after-tax) and a $5 million ($3 million after-tax) impairment charge related to an equity investment, which was offset by a $5 million ($3 million after-tax) benefit from an insurance settlement related to the Fox River environmental matter. Excluding these items, non-GAAP earnings per share(1) in the first quarter of 2010 was $0.15 per diluted share compared to $0.06 in the prior year period.

“First quarter revenue and non-pension operating income growth, coupled with improving margins and balanced order growth give us increased confidence in 2010,” said Bill Nuti, chairman and chief executive officer. “Our further execution on sustainable productivity improvements has also allowed us to keep pace with our cost reduction initiative. In addition, today we announced a definitive strategic plan to address the underfunded status of our pension plans. We anticipate that these planned actions will lead to greater visibility into our operating performance as we pursue our longer-term growth objectives.”

First-Quarter 2010 Highlights

Financial highlights – Year-over-year revenue comparisons benefited from improvement in global economic conditions generally and the resulting impact on the global financial services industry and the retail and hospitality industries. Revenues grew 24 percent in the

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Asia-Pacific-Japan (APJ) region due to higher sales in both the financial services industry and the retail industry. Revenue in APJ was positively impacted by 12 percent due to foreign currency translation. Revenues rose 1 percent in the Americas region as increased revenues from the entertainment business were somewhat offset by lower product sales to customers in the financial services industry and the retail and hospitality industries in the United States, the Caribbean, and Latin America. Revenues in the Americas region were positively impacted by 2 percent due to foreign currency translation. In the Europe/Middle East/Africa (EMEA) region, revenues declined 6 percent due primarily to lower product sales to customers in financial services across the region. Product sales to the retail and hospitality industries also declined in EMEA, while revenue was positively impacted by 5 percent due to foreign currency translation.

Loss from operations was $18 million in the first quarter of 2010, which included $56 million of pension expense and $5 million of incremental costs related to the headquarters relocation. This compares to a $10 million loss from operations in the first quarter of 2009, which included $38 million of pension expense. Excluding these items, non-GAAP income from operations(2) was $43 million in the first quarter of 2010 compared to $28 million in the first quarter of 2009.

NCR generated $14 million of cash from operating activities during the first quarter of 2010 compared to $38 million in the year-ago period. Net capital expenditures increased to $51 million in the first quarter of 2010 from $25 million in the year-ago period, primarily due to investments in the entertainment business. NCR generated negative free cash flow (cash from operations less capital expenditures)(3) of $37 million in the first quarter of 2010, compared to free cash flow of $13 million in the first quarter of 2009.

Other income, net was $1 million in the first quarter of 2010 compared to no other income, net in the prior year period. NCR had an income tax benefit of $1 million in both the first quarter of 2010 and the first quarter of 2009. The income tax benefit in the first quarter of 2010 resulted in an effective tax rate of 6 percent which was due to the operating loss before income taxes and accruals related to uncertain tax positions.

NCR ended the quarter with $408 million in cash and cash equivalents, a $43 million decrease from the $451 million balance as of December 31, 2009. As of March 31, 2010, NCR had a debt balance of $11 million.

NCR contributed approximately $17 million to its international and executive pension benefit plans during the first quarter of 2010 and expects to contribute approximately $110 million during the full year. The Company’s global pension plans were underfunded by approximately $1.0 billion as of December 31, 2009.

During the first quarter of 2010, the Company completed a comprehensive analysis of its capital allocation strategy, with specific focus on its approach to pension management. As a result of this analysis, the Company plans to substantially reduce future volatility in the U.S. pension plan by rebalancing the asset allocation to a portfolio of entirely fixed income assets by the end of 2012.

Business highlights – In the first quarter of 2010, NCR continued the integration of its services business into the Industry Solutions Group which is comprised of NCR’s Financial, Retail, Entertainment, Travel and Gaming, and Healthcare solutions offerings. In the first quarter, NCR also deployed its industry-leading self-service technologies across the entertainment, travel and retail markets and drove increased penetration of its core ATM solutions.

NCR further advanced its entertainment kiosk strategy during the first quarter, adding Sheetz convenience stores to its growing roster of retail partners. Consumers can now visit NCR’s BLOCKBUSTER Express™-branded DVD-rental kiosks at nearly all 365 Sheetz locations which are open 24 hours a day. This represents NCR’s first major BLOCKBUSTER Express™ kiosk deployment in six new markets located throughout North Carolina, Ohio, Pennsylvania and West Virginia. The kiosks will be located outside Sheetz stores. NCR’s outdoor kiosks are optimally designed for C-store locations that welcome customers 24 hours a day but have limited space. Also in the first quarter, NCR made renting a DVD from BLOCKBUSTER Express™ kiosks faster and easier by allowing customers to rent DVDs online at blockbusterexpress.com. Through the new rent online feature at blockbusterexpress.com, customers can create a favorites list, browse available titles at their preferred kiosk, complete the rental of up to three titles at once online and then pick up their DVDs from the kiosk at their convenience. These new rent online features enhance the home entertainment experience by allowing movie fans to spend less time renting and more time enjoying their DVDs.

NCR and InMotion Entertainment announced a partnership which will result in MOD digital kiosks being installed in InMotion retail locations located in major airports across the U.S. The kiosks are designed to store thousands of video titles including movies and TV shows, and a host of other media including millions of music titles, travel videos, games and e-books. InMotion currently has 57 stores located in 35 airports constituting an attractive deployment footprint with heavy consumer traffic, consumers with time voids, and a lack of alternative entertainment options.

NCR expanded its travel business by enabling TACA International Airlines (TACA) to give passengers greater check-in convenience on the web and at the kiosk. TACA, recognized by SkyTrax in 2009 as the best airline in Central America, is taking self-service convenience to the next level by deploying a self-service enterprise software solution from NCR that enables passengers to manage a broad range of check-in services. TACA is the first airline in Latin America to deploy the new full-featured self-service check-in software solution from NCR.

In the retail vertical, NCR announced a new release of its NCR Netkey digital signage solution, designed to help companies connect better with their customers by simplifying content management, delivering richer content and supporting Windows 7 for Embedded Systems. Available as either licensed software or as a Software-as-a-Service (SaaS) subscription, the new release marks the first enhancement delivered since NCR’s acquisition of Netkey in October 2009. NCR also re-affirmed its commitment to deliver to market further digital signage enhancements as an integral element of its extensive suite of consumer-facing solutions.

In healthcare, NCR announced that Healthy Advice Networks, the nation’s leading provider of physician office-based health education programs, is using NCR Netkey to power its PracticeWire™ service. PracticeWire delivers real-time health content to physicians throughout the United States via wall-mounted digital screens enabled with wireless broadband. NCR Netkey provides Healthy Advice Networks with a centralized, Web-based digital content management solution that utilizes administration tools to schedule and deliver highly-customized educational material directly to physicians.

The Methodist Hospital System (TMHS), named by U.S. News and World Report as one of America’s Best Hospitals, is further improving the patient experience by employing self-service online, mobile and kiosk solutions from NCR to do everything from making an appointment to settling outstanding balances. Studies show that offering this added convenience can have a significant impact on patient loyalty. A 2009 survey of U.S. consumers commissioned by NCR reveals that 72 percent of patients are more likely to choose a healthcare provider that offers the flexibility to interact via online, mobile and kiosk self-service channels.

In the financial business, research published by Retail Banking Research (RBR) shows that NCR is the world’s largest supplier of multivendor ATM middleware and applications. Most notably, substantially more financial institutions in North America rely on NCR’s APTRA software suite than the next three providers combined, and RBR also found that NCR holds market share leads in Western Europe and Latin America.

2010 Outlook

NCR expects full-year 2010 revenues to increase in the range of 2 to 5 percent on a constant currency basis compared with 2009. Including the continuing investment in its entertainment portfolio, the Company expects its full-year 2010 Income from Operations (GAAP) to be $90 million to $110 million, Non-pension operating income (NPOI)(2) to be in the range of $310 million to $330 million, GAAP diluted earnings per share to be $0.39 to $0.49, and non-GAAP diluted earnings per share excluding pension expense(1) to be in the range of $1.35 to $1.45 per diluted share. The 2010 non-GAAP EPS guidance excludes estimated pension expense of $215 million (approximately $151 million after-tax) compared to actual pension expense of $159 million ($108 million after-tax) in 2009. NCR expects its 2010 effective income tax rate to be approximately 27 percent for the full year.

	Current 2010 Guidance	Prior 2010 Guidance	2009 Actual
Year-over-year revenue (constant currency)	2% - 5%	2% - 5%	(12%)
Income from Operations (GAAP)	$90 - $110 million	$95 - $115 million	$97 million
Non-pension operating income(2)	$310 - $330 million	$310 - $330 million	$284 million
Diluted earnings (loss) per share (GAAP)	$0.39 - $0.49	$0.41 - $0.51	($0.21)
Diluted earnings per share excluding pension expense (non-GAAP)(1)	$1.35 - $1.45	$1.35 - $1.45	$1.27

The Company expects Q2 2010 pension expense of $50 million to $55 million (approximately $34 million to $37 million after-tax) compared to actual pension expense of $39 million ($29 million after-tax) in the second quarter of 2009. Including the continuing investment in its entertainment portfolio, the Company expects second quarter 2010 non-pension operating income(2) to be in the range of $75 million to $85 million. NCR estimates its Q2 2010 effective income tax rate to be 35 to 40 percent, as the second quarter effective tax rate is typically higher than the full year effective tax rate.

2010 First Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company’s 2010 first-quarter results and guidance for full-year 2010. Access to the conference call, as well as a replay of the call, is available on NCR’s Web site at http://investor.ncr.com/.

Presentation materials that include supplemental financial information regarding NCR’s first quarter 2010 operating results and capital allocation strategy are also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR’s assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, healthcare, hospitality, entertainment, gaming and public sector organizations in more than 100 countries. NCR (www.ncr.com) is headquartered in Duluth, Georgia.

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NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact

Peter Tulupman

NCR Corporation

212.589.8415

peter.tulupman@ncr.com

Investor Contact

Gavin Bell

NCR Corporation

212.589.8468

gavin.bell@ncr.com

Reconciliation of Diluted (Loss) Earnings Per Share (GAAP) to Non-GAAP Measures

	Q1 2010 Actual	Q1 2009 Actual	Current 2010 Guidance
Diluted (Loss) Earnings Per Share (GAAP)	($0.12)	($0.09)	$0.39 - $0.49

Fox River environmental matter, net	—	0.03	—
Impairment of equity investment and related assets	—	(0.03)	—
Global headquarters relocation	(0.02)	—	(0.02)
Pension Expense	(0.25)	(0.15)	(0.94)

Diluted Earnings Per Share (non-GAAP)(1)	$0.15	$0.06	$1.35 - $1.45

Free Cash Flow

	For the Period Ended March 31
	(in millions)

	Three Months
	2010	2009
Cash provided by operating activities (GAAP)	$14	$38

Less capital expenditures for:
Expenditures for property, plant and equipment, net of grant reimbursements	(38)	(10)
Additions to capitalized software	(13)	(15)

Total capital expenditures, net	(51)	(25)

Free cash (used) flow (non-GAAP)(3)	($37)	$13

(1)	NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP. However, the company believes that certain non-GAAP measures found in this release are useful for investors. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. In addition, management uses earnings per share excluding these items to manage and determine effectiveness of its business managers and as a basis for incentive compensation. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(2)

The segment results included in Schedule B and non-GAAP income from operations discussed in this earnings release exclude the impact of pension expense and certain items. Schedule B, included in this earnings release, reconciles total income from operations excluding pension expense and certain items to income from operations for the company. NCR’s management evaluates the company’s results excluding certain items to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of

NCR’s underlying operational performance, as well as consistency and comparability with past reports of financial results. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.
(3)	NCR defines free cash flow as cash provided/used by operating activities less capital expenditures for property, plant and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and, therefore, NCR’s definition may differ from other companies’ definitions of this measure. NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

Note to investors – This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include those relating to: the uncertain economic climate, in particular the current global economic conditions, which could impact the ability of our customers to make capital expenditures thereby affecting their ability to purchase our products, and continued consolidation in the financial services sector, which could impact our business by reducing our customer base; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; the effect of currency translation; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans, including potential impact from our transition from a business unit to functional organizational model; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company and the relocation of our corporate headquarters; availability and successful exploitation of new acquisition and alliance opportunities; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s U.S. Securities and Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in millions, except per share amounts)

	For the Periods Ended March 31
	Three Months
	2010	2009
Revenue

Products	$468	$458
Services	561	550

Total revenue	1,029	1,008

Cost of products	383	370
Cost of services	455	454

Total gross margin	191	184
% of Revenue	18.6%	18.3%

Selling, general and administrative expenses	170	159
Research and development expenses	39	35

Loss from operations	(18)	(10)
% of Revenue	(1.7)%	(1.0)%

Interest expense	1	5
Other (income) expense, net	(1)	—

Loss before income taxes	(18)	(15)
% of Revenue	(1.7)%	(1.5)%

Income tax benefit	(1)	(1)

Net loss	(17)	(14)

Net income attributable to noncontrolling interests	2	1

Net loss attributable to NCR	$(19)	$(15)

Net loss per share attributable to NCR common stockholders:
Basic	$(0.12)	$(0.09)

Diluted	$(0.12)	$(0.09)

Weighted average common shares outstanding
Basic	159.9	158.3
Diluted	*159.9	*158.3

*	Due to the net loss, potential common shares that would cause dilution, such as stock options and restricted stock, have been excluded from the diluted share count because their effect would have been anti-dilutive. For the three months ended March 31, 2010 and 2009, fully diluted shares would have been 161.1 million and 159.4 million, respectively.

Schedule B

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2010	2009	% Change
Revenue by segment

Americas	$464	$459	1%

EMEA	363	386	(6)%

APJ	202	163	24%

Consolidated revenue	$1,029	$1,008	2%

Gross margin by segment

Americas	$94	$80
% of Revenue	20.3%	17.4%

EMEA	88	92
% of Revenue	24.2%	23.8%

APJ	39	33
% of Revenue	19.3%	20.2%

Total - segment gross margin	$221	$205

% of Revenue	21.5%	20.3%

Selling, general and administrative expenses	147	146
Research and development expenses	31	31

Non-GAAP income from operations	$43	$28

Pension expense	(56)	(38)

Other adjustments (1)	(5)	—

Loss from operations	$(18)	$(10)

(1)	Other adjustments in 2010 include incremental costs of $5 million directly related to the relocation of the Company’s worldwide headquarters.

Schedule C

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in millions, except per share amounts)

	March 31 2010	December 31 2009
Assets

Current assets
Cash and cash equivalents	$408	$451
Accounts receivable, net	884	896
Inventories, net	720	686
Other current assets	287	266

Total current assets	2,299	2,299

Property, plant and equipment, net	374	356
Goodwill	99	100
Prepaid pension cost	245	244
Deferred income taxes	616	617
Other assets	471	478

Total assets	$4,104	$4,094

Liabilities and stockholders’ equity

Current liabilities
Short-term borrowings	$—	$4
Accounts payable	520	557
Payroll and benefits liabilities	132	125
Deferred service revenue and customer deposits	375	329
Other current liabilities	371	367

Total current liabilities	1,398	1,382

Long-term debt	11	11
Pension and indemnity plan liabilities	1,246	1,268
Postretirement and postemployment benefits liabilities	353	355
Income tax accruals	166	165
Environmental liabilities	274	279
Other liabilities	35	42

Total liabilities	3,483	3,502

Stockholders’ equity
NCR stockholders’ equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 160.3 and 159.6 shares issued and outstanding at March 31, 2010, and December 31, 2009, respectively	2	2
Paid-in capital	272	270
Retained earnings	1,782	1,801
Accumulated other comprehensive loss	(1,465)	(1,509)

Total NCR stockholders’ equity	591	564
Noncontrolling interests in subsidiaries	30	28

Total stockholders’ equity	621	592

Total liabilities and stockholders’ equity	$4,104	$4,094

Schedule D

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in millions)

	For the Periods Ended March 31
	Three Months
	2010	2009
Operating activities
Net loss	$(17)	$(14)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32	29
Stock-based compensation expense	2	4
Deferred income taxes	10	—
Changes in assets and liabilities:
Receivables	12	58
Inventories	(34)	(5)
Current payables and accrued expenses	(36)	(117)
Deferred service revenue and customer deposits	47	68
Employee severance and pension	37	18
Environmental assets and liabilities	(8)	(6)
Other assets and liabilities	(31)	3

Net cash provided by operating activities	14	38

Investing activities
Grant reimbursements from capital expenditures	1	—
Expenditures for property, plant and equipment	(39)	(10)
Additions to capitalized software	(13)	(15)

Net cash used in investing activities	(51)	(25)

Financing activities
Purchase of Company common stock	—	(1)
Short-term borrowings, net	(4)	—
Proceeds from employee stock plans	2	2

Net cash (used in) provided by financing activities	(2)	1

Effect of exchange rate changes on cash and cash equivalents	(4)	(8)

(Decrease) increase in cash and cash equivalents	(43)	6
Cash and cash equivalents at beginning of period	451	711

Cash and cash equivalents at end of period	$408	$717